Exhibit 5.2

March 28, 2007

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $3,000,000,000 aggregate principal amount of Medium-Term Notes, Series G (the “Securities”) as described in the Company’s Pricing Supplement dated March 21, 2007 to the Company’s Prospectus Supplement dated January 25, 2007 and Prospectus dated June 19, 2006 (the “Pricing Supplement”). We hereby confirm our opinion as set forth under the heading “United States Federal Income Tax Considerations” in the Pricing Supplement.

We hereby consent to the reference to us in the Pricing Supplement under the caption “United States Federal Income Tax Considerations” and the filing of this opinion as an exhibit to a Current Report on Form 8-K. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Faegre & Benson LLP

FAEGRE & BENSON LLP